Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 80007 fax

February 7, 2014

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Ladies and Gentlemen:
We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,535,926 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), to be granted pursuant to the Fidelity National Financial, Inc. Amended and Restated LPS Omnibus Incentive Plan (the “Plan”).
In so acting, we have examined originals or copies of the Plan and the Registration Statement pursuant to which the shares of Common Stock will be issued and such other agreements, instruments, certificates, documents and records as we have deemed necessary or appropriate as a basis for the opinion expressed below.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials, and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinion expressed below. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 7,535,926 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.
The opinions expressed herein are limited to the laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Weil, Gotshal & Managers LLP